Exhibit 99

Investor Contact:	Mark E. Faford
(203) 229-2654
mefaford@archchemicals.com

Press Contact:	Dale N. Walter
(203) 229-3033
dnwalter@archchemicals.com

ARCH CHEMICALS REPORTS SECOND QUARTER 2009 EARNINGS AND

REVISES FULL-YEAR 2009 EARNINGS GUIDANCE

Highlights:

•	Earnings per share were $1.23 for the second quarter of 2009, compared to $1.33 for the prior year quarter.

•	HTH water products operating income increased six percent from the year ago period, principally due to the positive contribution of the Advantis acquisition.

•	Third quarter earnings per share are expected to be in the $0.25 to $0.35 range.

•

The Company revises its full-year 2009 earnings guidance to $1.60 to $1.80 per share from $1.85 to $2.05 as a result of lower demand for HTH water, industrial biocides and performance urethanes products.

NORWALK, Conn., July 30, 2009 – ARCH CHEMICALS, INC. (NYSE: ARJ) announced sales for the second quarter of 2009 of $414.2 million, compared to $469.6 million for the second quarter of 2008. Higher pricing and the favorable impact of the Advantis acquisition were more than offset by lower volumes and unfavorable foreign exchange. Earnings per share for 2009 were $1.23 per share on $30.9 million of income, compared to $1.33 per share on $33.2 million of income in 2008. 2009 results include an income tax benefit of $1.3 million, or $0.05 per share. Segment operating income was $50.1 million in 2009 compared to $55.7 million in 2008.

Commenting on the Company’s second quarter 2009 results, Arch Chemicals’ Chairman, President and CEO Michael E. Campbell said: “Despite unseasonable weather patterns in much of North America that dampened HTH water product sales, its operating results improved on the strength of higher pricing and the contribution from our 2008 acquisition of Advantis Technologies’ water treatment business. We also benefited from reduced raw material costs in our performance urethanes business, while significant cost-reduction measures helped temper continued depressed sales in the wood protection and industrial coatings businesses. Cost reductions will continue to be an urgent focus in all businesses.”

The following compares segment sales and operating income (loss) for the second quarters of 2009 and 2008 (including equity in earnings of affiliated companies and excluding restructuring and impairment):

Treatment Products

Treatment Products reported sales of $375.9 million and operating income of $54.1 million in 2009 compared with sales of $411.4 million and operating income of $63.4 million in 2008.

HTH Water Products

HTH water products reported sales of $202.5 million and operating income of $45.9 million for 2009 compared to sales of $191.6 million and operating income of $43.4 million for 2008.

Sales increased $10.9 million, or approximately six percent. Excluding the impact of the acquisition of the water treatment chemicals business of Advantis Technologies ($23.2 million), sales decreased $12.3 million, or approximately six percent. Improved pricing across all regions was more than offset by lower volumes in North America and unfavorable foreign exchange. The lower volumes in North America were due to unfavorable weather patterns, principally in the Northeast and Midwest U.S. and in Canada, which led to reduced demand for the Company’s branded products in the mass retail and professional pool dealer segments.

Operating income improved $2.5 million as higher pricing and the positive contribution from the acquisition of Advantis more than offset lower volumes, higher raw material costs and unfavorable foreign exchange.

Personal Care and Industrial Biocides

Personal care and industrial biocides reported sales of $73.5 million and operating income of $7.8 million compared to sales and operating income of $87.6 million and $16.0 million, respectively, in 2008.

Sales decreased $14.1 million, or approximately 16 percent, due to lower volumes. Reduced volumes in the personal care markets were caused by decreased demand for biocides used in antidandruff products, principally attributable to the global recession, as well as the strong volumes in the second quarter of 2008, partly due to timing. In addition, the Company experienced lower demand for its industrial biocides used in building products and metalworking fluids as the depressed global construction market has adversely impacted demand for building products, while the weakened automotive industry has negatively affected metalworking fluids volumes.

Operating income decreased $8.2 million as lower volumes and additional plant costs for new manufacturing facilities in China were partially offset by lower freight costs and reduced operating expenses.

Wood Protection and Industrial Coatings

Wood protection and industrial coatings reported sales of $99.9 million and operating income of $0.4 million compared to sales and operating income of $132.2 million and $4.0 million, respectively, in 2008.

Sales decreased $32.3 million, or approximately 24 percent, as significantly lower volumes in both businesses due to the continued depressed economy and unfavorable foreign exchange were partially offset by improved pricing. In the wood protection business, lower volumes in the North America and Asia-Pacific regions for the residential and industrial sectors due to the continued depressed global construction market were partially offset by higher global prices. In the industrial coatings business, the lower volumes were attributable to poor economic conditions throughout Europe.

Operating income was $3.6 million below the prior year, principally due to the wood protection business. Lower volumes in the wood protection business were partially offset by improved pricing and the benefit from cost-reduction initiatives. In the industrial coatings business, lower volumes were offset by favorable raw material costs and the benefit from cost-reduction initiatives.

Performance Products

Performance Products reported sales of $38.3 million and operating income of $1.4 million compared with sales and an operating loss of $58.2 million and $1.8 million, respectively, in 2008.

Performance urethanes sales decreased $18.5 million. Volumes were significantly lower than prior year due to the downturn in the U.S. economy. Pricing was below the second quarter 2008 as a result of lower raw material costs. Operating results improved by $2.9 million due to improved margins from favorable raw material costs, principally propylene.

Hydrazine sales were slightly lower than 2008, while operating income was comparable.

General Corporate Expenses

General corporate expenses were comparable to prior year, as favorable foreign exchange associated with certain dollar-denominated loans of the Company’s foreign subsidiaries was offset by higher compensation-related expense. 2008 included lower compensation-related expense as a result of the mark-to-market impact of the lower stock price during the second quarter of 2008 on the Company’s performance-based stock awards and deferred compensation plans.

Antidumping Duties

At the request of the Company’s supplier, the U.S. Department of Commerce (“DOC”) initiated an administrative review to determine the final antidumping duty rate on imports of the Company’s chlorinated isocyanurates (“isos”) during the third period of review from June 1, 2007 through May 31, 2008. The DOC has preliminarily determined that the duty rate for the Company’s supplier for this period should be reduced to three percent. During this period, the Company paid duty rates of 76 percent for part of the period and 20 percent for the remainder of the period. The Company’s estimate of the impact of the DOC’s final rate, which it expects to be higher than the three percent preliminary rate, is included in its guidance for the third quarter of 2009, and is estimated to be approximately $1 million.

The DOC’s determination of the antidumping duty rate for the first period of review from December 16, 2004 to May 31, 2006 was subsequently appealed to the Court of International Trade. On July 13, 2009, this court issued its decision which requires the DOC to review additional information and revise the rate accordingly. Based on this decision, the revised rate could be favorable to the Company by up to $4 million. The timing and outcome of the final ruling is uncertain and is, therefore, not included in the Company’s guidance for 2009.

2009 Outlook

The Company is revising its earnings forecast for the full-year 2009 due to lower demand principally due to unseasonal weather patterns in North America as well as decreased demand for biocides used in industrial applications and for performance urethanes products. The unseasonal weather patterns in the second quarter and the first half of July adversely impacted demand for the Company’s HTH water products, principally in the Northeast and Midwest U.S. and in Canada, and more than offset the favorable performance from this business in the first quarter. In addition, the Company expects further weakness for biocides used in marine paints, metalworking fluids and plastics, principally attributable to the global recession, and has adjusted its production in alignment with the lower demand. Performance urethanes operating results are also forecast to be lower than the Company’s previous guidance due to lower demand as improved pricing in the second half is expected to fully offset the significant increase in propylene raw material costs. These factors are expected to be partially offset by lower corporate unallocated expenses, interest expense and income tax expense compared to the Company’s previous guidance. Earnings per share for the full-year 2009 are now expected to be in the $1.60 to $1.80 per share range compared to the Company’s earlier guidance of $1.85 to $2.05.

Full-year sales are now expected to be approximately five to seven percent lower than 2008, as the contribution from the acquisition of Advantis and higher pricing should be more than offset by lower volumes. The Company continues to expect depreciation and amortization to be approximately $50 million and now expects capital spending to be in the $30 to $35 million range. The effective tax rate is estimated to be in the 34 to 35 percent range.

Commenting on the Company’s full-year outlook, Mr. Campbell said: “Our previous forecast expected a favorable performance from HTH water products would offset lower-than-expected results from the industrial biocides, wood protection and industrial coatings businesses. However, unseasonal weather patterns in several of our major markets undermined our opportunity to offset the shortfall in our other businesses. In addition, demand for our biocides used in industrial applications has been revised downward – a direct result of the global recession.” He added: “Our relentless commitment to improve operating margins by raising prices wherever possible, aggressively reducing costs, optimizing our portfolio and maximizing cash generation will sustain Arch through these challenging times, and are the drivers of our long-term profitable growth.”

For the third quarter, the Company anticipates earnings per share from continuing operations to be in the $0.25 to $0.35 per share range, compared to earnings per share from continuing operations of $0.68 during the third quarter of 2008, which included a charge related to a pension settlement associated with severance recorded in 2007 of $0.03 per share. Included in the third quarter 2008 earnings was a net benefit of $0.31 per share related to a favorable antidumping ruling for the June 1, 2006 through May 31, 2007 second period of review.

Note: All references to earnings per share above reflect diluted earnings per share.

About Arch

Headquartered in Norwalk, Connecticut (USA), Arch Chemicals, Inc. is a global Biocides company with annual sales of approximately $1.5 billion. Arch and its subsidiaries provide innovative, chemistry-based and related solutions to selectively destroy and control the growth of harmful microbes. The Company’s concentration is in water treatment, hair and skin care products, treated wood, preservation and protection applications such as for paints and building products, and health and hygiene applications. Arch Chemicals operates in two segments: Treatment Products and Performance Products. Together with its subsidiaries, Arch has approximately 3,000 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia, Australia and Africa. For more information, visit the Company’s Web site at http://www.archchemicals.com.

•	Listen in live to Arch Chemicals’ second quarter 2009 earnings conference call on Thursday, July 30, 2009 at 1:00 p.m. (ET) at http://www.archchemicals.com.

•

If members of the public wish to access Arch’s live earnings call in a listen-only mode, dial: (888) 516-2435, passcode 1191004, in the United States, or (719) 457-2715, passcode 1191004, outside the United States.

•

A telephone replay will be available from 4:00 p.m. on Thursday, July 30, 2009 until 8:00 p.m. (ET) on Thursday, August 6, 2009. The replay number is (888) 203-1112, passcode 1191004; from outside the United States, please call (719) 457-0820, passcode 1191004.

Except for historical information contained herein, the information set forth in this communication contains forward-looking statements that are based on management’s beliefs, certain assumptions made by management and management’s current expectations, outlook, estimates and projections about the markets and economy in which the Company and its various businesses operate. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “opines,” “plans,” “predicts,” “projects,” “should,” “targets” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions; continued weakening in U.S., European and Asian economies; increases in interest rates; changes in foreign currencies against the U.S. dollar; customer acceptance of new products; efficacy of new technology; changes in U.S. or foreign laws and regulations; increased competitive and/or customer pressure; loss of key customers; the Company’s ability to maintain chemical price increases; higher-than-expected raw material and energy costs and availability for certain chemical product lines; a change in the antidumping duties on certain products; increased foreign competition in the calcium hypochlorite markets; inability to obtain transportation for our chemicals; unfavorable court decisions, including unfavorable decisions in appeals of antidumping rulings, arbitration or jury decisions or tax matters; the supply/demand balance for the Company’s products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; capital expenditures in excess of those scheduled; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or Company plants; a decision by the Company not to start up the hydrates manufacturing facility; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; the impact of global weather changes; changes in the Company’s stock price; ability to obtain financing at attractive rates; financial market disruptions that impact our customers or suppliers; and gains or losses on derivative instruments.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Income (a)

(In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Sales	$414.2	$469.6	$707.9	$816.7
Cost of Goods Sold	282.5	332.9	487.6	586.3
Selling and Administration	75.8	74.6	150.1	150.7
Research and Development	5.9	6.4	11.2	11.9
Interest Expense, Net	2.4	2.7	6.3	6.0

Income from Continuing Operations Before Equity in Earnings of Affiliated Companies and Taxes	47.6	53.0	52.7	61.8
Equity in Earnings of Affiliated Companies	0.1	—	0.2	0.1
Income Tax Expense	16.8	19.8	18.8	23.0

Net Income	$30.9	$33.2	$34.1	$38.9

Basic Income Per Common Share	$1.24	$1.34	$1.37	$1.57

Diluted Income Per Common Share	$1.23	$1.33	$1.36	$1.56

Weighted Average Common Stock Outstanding - Basic	25.0	24.8	24.9	24.8
Weighted Average Common Stock Outstanding - Diluted	25.1	25.0	25.0	24.9

(a)	Unaudited.

Arch Chemicals, Inc.

Condensed Consolidated Balance Sheets

(In millions, except per share amounts)

	June 30, 2009 (a)	December 31, 2008
Assets:
Cash & Cash Equivalents	$51.9	$50.8
Restricted Cash	2.2	—
Accounts Receivable, Net (b)	186.6	184.2
Short-Term Investment (b)	42.0	56.0
Inventories, Net	234.1	216.1
Other Current Assets	24.0	19.6

Total Current Assets	540.8	526.7
Investments and Advances - Affiliated Companies at Equity	1.7	1.5
Property, Plant and Equipment, Net	211.2	212.2
Goodwill	205.5	199.6
Other Intangibles	185.8	183.0
Other Assets	115.6	109.4

Total Assets	$1,260.6	$1,232.4

Liabilities and Shareholders’ Equity:
Short-Term Borrowings	$19.7	$18.5
Current Portion of Long-Term Debt	21.0	—
Accounts Payable	178.3	180.1
Accrued Liabilities	99.6	75.9

Total Current Liabilities	318.6	274.5
Long-Term Debt	242.0	314.5
Other Liabilities	286.5	281.5

Total Liabilities	847.1	870.5
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, Par Value $1 Per Share, Authorized 100.0 Shares:
25.0 Shares Issued and Outstanding (24.8 in 2008)	25.0	24.8
Additional Paid-in Capital	459.4	457.2
Retained Earnings	88.2	64.1
Accumulated Other Comprehensive Loss	(159.1)	(184.2)

Total Shareholders’ Equity	413.5	361.9

Total Liabilities and Shareholders’ Equity	$1,260.6	$1,232.4

(a)	Unaudited.
(b)	The Company sold certain accounts receivable through an accounts receivable securitization program (see Form 10-K for additional information). As a result, accounts receivable have been reduced, and the Company’s retained interest in such receivables has been reflected as a short-term investment. As of June 30, 2009, the Company had sold $72.9 million of participation interests in $114.9 million of accounts receivable and, as of December 31, 2008, the Company had not sold any participation interests in such accounts receivable.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Cash Flows (a)

(In millions)

Six Months Ended June 30,	2009	2008
Operating Activities:
Net Income	$34.1	$38.9
Adjustments to Reconcile Net Income to Net Cash and Cash Equivalents Provided by Operating Activities:
Equity in Earnings of Affiliates	(0.2)	(0.1)
Depreciation and Amortization	23.1	22.6
Deferred Taxes	(5.9)	5.5
Restructuring Payments	(0.1)	(0.6)
Changes in Assets and Liabilities, Net of Purchase and Sale of Businesses:
Accounts Receivable Securitization Program	72.9	74.6
Receivables	(52.1)	(94.2)
Inventories	(9.4)	(21.9)
Other Current Assets	(1.3)	0.8
Accounts Payable and Accrued Liabilities	12.2	8.8
Noncurrent Liabilities	4.6	(1.0)
Other Operating Activities	2.3	1.3

Net Operating Activities	80.2	34.7

Investing Activities:
Capital Expenditures	(11.1)	(24.7)
Businesses Acquired in Purchase Transaction	0.3	(0.2)
Proceeds from Sale of a Business	0.5	3.0
Proceeds from Sale of Land and Property	—	0.7

Net Investing Activities	(10.3)	(21.2)

Financing Activities:
Long-Term Debt Borrowings	122.5	60.0
Long-Term Debt Repayments	(177.0)	(101.2)
Short-Term (Repayments) Borrowings, Net	(0.9)	15.2
Dividends Paid	(10.0)	(9.9)
Other Financing Activities	(2.3)	1.0

Net Financing Activities	(67.7)	(34.9)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1.1)	2.0

Net Increase (Decrease) in Cash and Cash Equivalents	1.1	(19.4)
Cash and Cash Equivalents, Beginning of Year	50.8	73.7

Cash and Cash Equivalents, End of Period	$51.9	$54.3

(a)	Unaudited.

Arch Chemicals, Inc.

Segment Information (a)

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Sales:
Treatment Products:
— HTH Water Products	$202.5	$191.6	$305.2	$289.4
— Personal Care and Industrial Biocides	73.5	87.6	141.6	168.0
— Wood Protection and Industrial Coatings	99.9	132.2	178.1	247.6

Total Treatment Products	375.9	411.4	624.9	705.0
Performance Products:
— Performance Urethanes	34.3	52.8	75.3	101.8
— Hydrazine	4.0	5.4	7.7	9.9

Total Performance Products	38.3	58.2	83.0	111.7

Total Sales	$414.2	$469.6	$707.9	$816.7

Operating Income (Loss) (b):
Treatment Products:
— HTH Water Products	$45.9	$43.4	$55.6	$49.4
— Personal Care and Industrial Biocides	7.8	16.0	19.1	31.9
— Wood Protection and Industrial Coatings	0.4	4.0	(6.0)	3.7

Total Treatment Products	54.1	63.4	68.7	85.0
Performance Products:
— Performance Urethanes	0.9	(2.0)	2.9	(2.3)
— Hydrazine	0.5	0.2	1.2	0.2

Total Performance Products	1.4	(1.8)	4.1	(2.1)

	55.5	61.6	72.8	82.9
General Corporate Expenses (c)	(5.4)	(5.9)	(13.6)	(15.0)

Total Segment Operating Income including Equity in Earnings of Affiliated Companies	50.1	55.7	59.2	67.9
Equity in Earnings of Affiliated Companies	(0.1)	—	(0.2)	(0.1)

Total Operating Income	50.0	55.7	59.0	67.8
Interest Expense, net	(2.4)	(2.7)	(6.3)	(6.0)

Income from Continuing Operations before Equity in Earnings of Affiliated Companies and Taxes	$47.6	$53.0	$52.7	$61.8

(a)	Unaudited.
(b)	Includes equity in earnings of affiliated companies.
(c)	Includes certain general expenses of the corporate headquarters that are not allocated to the business segments, including costs associated with the Company’s accounts receivable securitization program and certain pension expenses.